EXHIBIT 10.14
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EMPLOYMENT AGREEMENT

1.  Parties:

            a) Bionx Implants, Inc., a corporation organized under the laws of the State of Pennsylvania, USA and a manufacturer and marketer of Self-Reinforced, resorbable polymer implants used in a variety of applications including orthopedic surgery, urology, dentistry and maxillo-facial surgery (the "Corporation").

            b) Professor Pertti Tormala ("Tormala")

2.  Purpose of the Agreement:

            In order to maintain the high standard of product development of the Corporation and its subsidiaries, and, further to support the fulfillment of the Corporation's strategic objectives on a worldwide basis, Tormala and the Corporation have agreed to the following terms and conditions of employment. This agreement supersedes all previous agreements between the parties hereto and their affiliates or subsidiaries.

3.  Status of Tormala:

            Tormala is appointed as Executive Vice President, Research and Development of the Corporation, with fall responsibilities for the research and development staff and facilities of the Corporation. Tormala will report in his capacity as Executive Vice President to the President and Chief Executive Officer of the Corporation.

4.  Term:

            The initial term of this agreement will be five (5) years, commencing as of January 1, 2000 and terminating on December 31, 2004. The parties may agree that after the initial term, this agreement will automatically renew for one (1) year periods until notice by either party. Notwithstanding the foregoing, the Corporation, upon prior written notice to Tormala, may assign its rights under this agreement to the purchaser of substantially all of the Corporation's assets to the surviving entity in a merger involving the Corporation as a party, provided that the purchaser or surviving entity becomes bound by the terms and conditions of this agreement to the same extent as if it were named as the Corporation. In the event the purchaser or surviving entity does not agree to be bound by the same terms and conditions of this agreement the purchaser or surviving entity must provide written notice to Tormala. The notice period in this agreement will be six (6) months.

5.  Remuneration:

            The remuneration of Tormala during the period of this agreement will be the following:

            Tormala will receive a minimum base salary of FIM 45,000 per month, payable twice monthly by the Corporation's Finnish subsidiaries. Tormala and the Corporation agree that Tormala's base salary is intended to provide Tormala with
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            reasonable compensation for Tormala's assignment of all intellectual and industrial property rights to all of the products Tormala develops, creates or invents during the term of this agreement (subject only to the exceptions set forth in Section 11 hereof).

            Tormala will also be eligible for cash bonuses, if and when awarded, when granted by the Compensation Committee of the Board of Directors of the Corporation. Tormala will also be eligible to participate in the Corporation's 1996 Stock Option/Stock Issuance Plan.

            The Corporation will also provide Tormala with a car, paid for by the Corporation, and will reimburse Tormala for all reasonable travel and entertainment costs required by the Corporation for the performance of this duties.

            Tormala and the Corporation agree that effective as of January l,, 1997, the Corporation will no longer pay Tormala a royalty under (i) the License Agreement, dated December 14, 1988, among Tormala, Markku Tamminmaki, Menefix I/S and a Finnish subsidiary of the Corporation, (ii) the License, Manufacturing and Distribution Agreement, dated September 28, 1989, among Tormala, a Finnish subsidiary of the Corporation and other Danish and Finnish inventors and (iii) any other agreement entered into between Tormala and the Corporation or the Corporation's Finnish subsidiaries.

6.  Pension Benefits:

            Tormala's pension benefits shall be in accordance with the Finnish TEL system.

7.  Holiday Benefits:

            Tormala is entitled to a four week summer holiday and a two-week winter holiday. Tormala will decide the vacation periods and will notify the President and CEO of his plans in advance.

 8.  Daily working time:

            Tormala will have no defined daily work period. However, Tormala agrees to use his best efforts and the substantial majority of his time available to the Corporation to further the development of the Corporation's products and to give all his support to the other activities of the Corporation.

9.  Other employment:

            The Corporation is aware of Tormala's present activities at the Tampere University and related duties and agrees that the conduct of these duties may continue at their present levels.

 10.  Non-competition:

            Tormala undertakes that during a period of 36 months after the termination of this agreement he will not directly or indirectly have an interest in or be engaged, concerned or involved in businesses or scientific activities competing with the business activities of the Corporation or its subsidiaries.
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            The period noted above will not apply if Tormala's employment is terminated without cause by the Corporation.

 11.  Industrial property rights:

            Tormala agrees that all patents, patent applications, know-how, technical data and other industrial and intellectual property rights relating to the Corporation's research and development activities in which Tormala may have any interest whatsoever, regardless of the area of application, have been irrevocably transferred by Tormala to, and will continue to be the property of, the Corporation. All such intellectual and industrial rights developed by or under the direction of Tormala during the term of this agreement are also hereby transferred to the Corporation by Tormala. The only exceptions to this irrevocable transfer are the following agreements: (1) the agreement between Tormala and TEKES covering the use of Ultrasound in Tableting and, (2) the agreement between Tormala and Orion Pharma covering the use of proprietary Polyorthoesters in drug delivery formulations specific to molecular entities that are the proprietary property of Orion.

12.  Applicable law and disputes

            This Agreement is governed by Finnish law.
            All disputes concerning the terms and interpretation of this Agreement are to be resolved in accordance with the law on arbitration. The sole arbitrator, if and when the parties cannot reach an agreement, shall be determined by the Finnish Central Chamber of Commerce on request of either of the parties. This Agreement supercedes and replaces the Employment Agreement between the parties, or their predecessors, dated as of January 1, 2000, which agreement h hereby deemed to have been terminated in accordance with its provisions.


Dated: As of January 1, 2000



/s/ Gerard S. Carlozzi
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Gerard S. Carlozzi
President

/s/ Pertti Tormala
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Pertti Tormala